Exhibit 16.1

April 26, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements of Arcimoto, Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission. Pursuant to Item 4.01 of Form 8-K to be filed by the Company and dated April 25, 2022, we are in agreement with the statements contained in Item 4.01 insofar as they relate to dbbmckennon.

Very truly yours,

/s/ dbbmckennon